EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Midstream Partners, LP
Houston Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (File Nos. 333-198888, 333-201434 and 333-201436) and Form S-8 (File Nos. 333-216585, 333-176438, 333-183290, and 333-209614) of American Midstream Partners, LP (the “Partnership”) of our report dated March 31, 2015, relating to the 2014 financial statements of Delta House Oil and Gas Lateral, LLC included as Exhibit 99.3 to the Partnership’s Current Report on Form 8-K/A filed on October 23, 2015, which is incorporated by reference in this Form 8-K/A.

/s/ BDO USA, LLP

Houston, Texas
December 8, 2017